Exhibit 99.1

Breitling Energy Corporation Reports Second Quarter 2014 Financial and Operating Results

DALLAS, TEXAS, August 13, 2014 /PRNewswire/ — Breitling Energy Corporation (OTC: BECC, “Breitling”) announced today its results for the second quarter ended June 30, 2014.

Second quarter 2014 highlights include:

–	Dual-focused growth strategy generated net income of $841,000 and revenue growth of approximately 190% over second quarter 2013
–	Revenue from third-party drilling and the sale of oil and natural gas royalties nearly doubled over second quarter 2013
–	Oil, natural gas and related product sales increased by more than 50% during the quarter over the same period in 2013
–	Completed two wells - one in the Permian Basin and one in Southern Kansas

	Period Ended June 30
(In thousands except per-share data)	Q2 2014 (Unaudited)	Q2 2013 (Unaudited)
Total revenues	$16,031	$5,548
Operating income	$944	$220
Net income	$841	$216
Net income per common share	$0.00	$0.00
Weighted average common shares outstanding	498,884	461,467

"The momentum with which we started 2014 continued this quarter, enabling the Company to advance its dual-focused strategy of growth through the drill bit and de-risking our operated positions while generating working capital by selling down portions of those operating positions and certain royalty interests,” said Chris Faulkner, Chairman, President and Chief Executive Officer of Breitling. “Our results this quarter are a product of our strategy to fund ongoing exploration and production programs and manage our risk exposure by selectively selling down a portion of our operating interests and selling royalty interests in non-operated properties to generate working capital. We expect to duplicate this strategy for our other operating properties and any additional acreage acquired in the near future.”

“We continue to advance our drilling programs in Sterling and Taylor Counties in Texas, and our wells in those locations are beginning to produce in line with expectations,” continued Faulkner. “Additionally, our technical team continues to identify high-potential operating properties within appropriate risk parameters, which will enable our continued profitable growth through the drill bit while increasing our acreage position and production.”

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FINANCIAL RESULTS

During the three months ended June 3, 2014, Breitling reported net income of $841,000 on revenues of $16 million. These results compare with net income of $216,000 on revenue of $5.5 million for the second quarter of 2013. During the first half of 2014, Breitling also improved its working capital by $7.5 million from a deficit of $7.3 million as of December 31, 2013 to $237,799 at the end of the second quarter. The improvement was generated by the reversal of deferred revenue from the fourth quarter of 2013 and cash flow from operations.

Second quarter results were primarily driven by continued demand by third parties for royalty interests in lower risk oil and gas properties and the sale of third-party drilling participation in the company’s oil and gas properties. The Company’s practice of de-risking its positions in operated wells is expected to continue to be a significant portion of the Company’s ongoing revenue.

Net income of $841,000 was an increase of $625,000 over the same quarter in 2013. 2014 second quarter revenue was partially offset by increased marketing expenses, expenses associated with being a public company and the Texas margin tax on the increased revenues. The Company also had greater than normal royalty interests and third-party drilling marketing costs.

Operations and Production Update

Permian Basin

The Company completed its first well in Sterling County and production is in line with expectations, and the Company also plans to re-enter the well in the third quarter to combine multiple production zones identified in the drilling process, which should increase production. The Company is also in final preparations to spud its second well in early September. Development plans for the subsequent wells are being reviewed and scheduled.

Taylor County, Texas

The Company saw promising early results from the drilling of its first well in its prospect in Taylor County, Texas. This well came online in February and is producing consistent with expectations. The Company is also currently planning its second well in Taylor County before the end of 2014 on a recently acquired lease adjacent to the producing property.

Southern Kansas

The Company completed a multi-stage horizontal frack on its well in southern Kansas. When put into production, the well produced oil and gas at acceptable levels but also produced significant amounts of salt water. The Company is currently monitoring production of the well and evaluating its options with regard to the water production.

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ABOUT BREITLING ENERGY

Breitling Energy Corporation is a growing U.S. energy company based in Dallas engaged in the exploration and development of high-probability, lower risk onshore oil and gas properties. The company’s dual-focused growth strategy primarily relies on leveraging management’s technical and operations expertise to grow through the drill-bit, while also growing its base of non-operating royalty interests. Breitling’s oil and gas operations are focused primarily in the Permian Basin of Texas and the Mississippi oil window of southern Kansas, with non-operating investments in Texas, North Dakota, Oklahoma and Mississippi. Breitling Energy Corporation is traded over the counter under the ticker symbol: BECC. Additional information is available at www.breitlingenergy.com.

FORWARD-LOOKING STATEMENTS

Certain statements in this news release regarding future expectations, access to public capital markets, plans for acquisitions and dispositions, oil and gas reserves, exploration, development, production and pricing may be regarded as "forward-looking statements". They are subject to various risks, such as operating hazards, drilling risks, the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas, as well as other risks discussed in detail in Breitling's periodic reports and other documents filed with the Securities and Exchange Commission (“SEC”).

Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the volatility of oil and gas prices, the costs and results of drilling and operations, the timing of production, mechanical and other inherent risks associated with oil and gas production, weather, the availability of drilling equipment, changes in interest rates, litigation, uncertainties about reserve estimates, environmental risks and other risks and uncertainties set forth in Breitling's periodic reports and other documents filed with the SEC. Breitling undertakes no obligation to publicly update or revise any forward-looking statements.

INVESTOR RELATIONS CONTACT: Gilbert Steedley, Breitling, 214.716.2060